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                                  EXHIBIT 11


                         HAGGAR CORP. AND SUBSIDIARIES

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

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

                                                           1997          1996            1995          1994           1993
                                                        ---------    -----------      ---------     ----------     ----------

Net income  (loss)                                      $  3,743     $  (2,420)       $  9,809      $  25,681      $  15,012
Weighted average common shares and
  common share equivalents outstanding                     8,555         8,552           8,623          8,700          7,956
                                                        ---------    -----------      ---------     ----------     ----------
Net Income (loss) per common share and
  common share equivalent                               $   0.44     $   (0.28)       $   1.14      $    2.95      $    1.88
                                                        ---------    -----------      ---------     ----------     ----------
                                                        ---------    -----------      ---------     ----------     ----------

Computation of weighted average common shares and
  Common share equivalents outstanding:
    Weighted average common shares outstanding             8,551         8,551           8,546          8,537          5,928
    Share equivalents, due to stock options(1)                 4             1              77            163              -
    Preferred shares converted to common shares                -             -               -              -            622
    New common shares issued                                   -             -               -              -          1,406
                                                        ---------    -----------      ---------     ----------     ----------
                                                           8,555         8,552           8,623          8,700          7,956
                                                        ---------    -----------      ---------     ----------     ----------
                                                        ---------    -----------      ---------     ----------     ----------

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     (1)Common share equivalents due to stock options have been calculated using the treasury stock method and the average stock price for both the primary and fully diluted earnings per share.